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                                                                    EXHIBIT 10.6


                       FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


     This First Amendment to Employment Agreement is made and entered into on this __ day of February, 1998, between URSUS TELECOM CORPORATION (the "Company") and Johannes Seefried ("Seefried").

                                PRELIMINARY STATEMENT

     The parties have previously entered into an Employment Agreement dated as of January 1, 1998 (the "Agreement") and have agreed to amend certain provisions of the Agreement as set forth below.

NOW, THEREFORE, in consideration of the agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties, intending to be legally bound, agree as follows:

1. The provisions of this First Amendment shall govern and control over any conflicting or inconsistent provisions in the Agreement, but except as modified hereby, all provisions of the Agreement remain unmodified and in full force and effect and are hereby reaffirmed by each of the parties hereto. Unless otherwise defined herein, all capitalized terms shall have the same meanings as provided therefor in the Agreement.

2. Sections 1 and 2(a) of the Agreement are modified to reflect that Seefried shall serve as a member of the Company's Board of Directors and as the Company's Chief Accounting Officer, as well as its Chief Financial Officer.

3.   Section 3 of the Agreement is amended as follows:

     (a) To amend the second sentence in the third paragraph of Section 3 by deleting the same in its entirety, and substituting therefor:

          "For each fiscal year during the term of this Agreement in which EBITDAB equals or exceeds $4 million, the Annual Bonus payable to Seefried shall equal twenty percent (20%) of Base Salary, and shall be increased by an additional five percent (5%) of Base Salary for each $1 million of EBITDAB in excess of the first $4 million. The Annual Bonus shall be computed on a pro rata dollar-for-dollar basis with EBITDAB in excess of $4 million (I.E., an increase in the Annual Bonus of 0.000005% of Base Salary for each $1 increase in EBITDAB). If any Annual Bonus, as so determined, is an amount that includes a fraction of a cent, it shall be rounded up to the nearest whole cent."

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     (b)  To provide that if the Term of the Agreement shall terminate at any time prior to the Company's fiscal year end due to expiration of the Term without renewal, then the Annual Bonus shall be payable on the same terms and conditions as would have applied if, and shall be calculated in the same manner as if, Seefried had remained employed by the Company under the
     Agreement through the end of such fiscal year.   If  the Agreement shall
     terminate at any time prior to the Company's fiscal year end by reason of termination by the Company without "cause" or termination by Seefried for "good reason", then the provisions of section 10 of the Agreement, amended as provided in 4 and 5 below, shall apply with respect to the payment of the Annual Bonus for such fiscal year.

     (c) To provide that the aggregate amount of Annual Bonus and all other bonuses that Seefried may receive in respect of any single fiscal year shall not exceed 200% of Seefried's Base Salary as in effect at the end of such fiscal year.

     (d) Notwithstanding any conflicting provisions hereof, Seefried shall not be required to refund any advance payments of Annual Bonus as a result of any interim reconciliation based on unaudited EBITDAB; but only based upon the EBITDAB reflected in the Company's annual audited financial statements.

3. The last sentence of Section 8 of the Agreement is deleted and amended in its entirety to read as follows: "Seefried hereby disclaims any right to receive a pro rata portion of any bonus that has not yet been paid to him with respect to the fiscal year in which such termination occurs."

4. Section 10 is amended to provide that if the last day of the Term of the Agreement, or if the last day of the twelve month period following termination of the Term (whichever is applicable), is prior to the end of a fiscal year of the Company, then the Annual Bonus payable for such year shall be calculated and paid with respect to the full fiscal year.

5. For purposes of Sections 8 and 10 of the Agreement, any portion of the Annual Bonus that has not yet been paid shall not be paid in the event of termination of the Term for "cause", but shall be paid in the event of termination of the Term by the Company without "cause" or by Seefried for "good reason."

     IN WITNESS WHEREOF, this Agreement has been executed and delivered in the manner prescribed by law on the date first written above.


   URSUS TELECOM CORPORATION


By: _________________________                ______________________________
     Authorized Signatory                         Johannes Seefried